Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements of Ascent Solar Technologies, Inc. on Forms S-3 (Nos. 333-131216, 333-137008, 333-147000, 333-149740, 333-150998 and 333-156665), and Forms S-8 (Nos. 333-142768, 333-152642, 333-152643 and 333-161794), of our report dated March 15, 2010 relating to our audit of the financial statements and internal control over financial reporting, which appears in this Annual Report on Form 10-K of Ascent Solar Technologies, Inc. for the year ended December 31, 2009.

/s/ HEIN & ASSOCIATES LLP

Denver, Colorado
March 15, 2010